Exhibit 16.1

October 16, 2008

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549

Commissioners:

We have read the statements made by National Holdings Corporation under Item 4.01 of its Form 8-K dated October 14, 2008. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of National Holdings Corporation contained therein.

/s/ Marcum & Kliegman LLP